Exhibit 99.1

Press Release

[SEMINIS LOGO]

CONTACT:
Enrique Osorio
805-647-1572
enrique.osorio@seminis.com

Patrick Turner
805-647-1572
patrick.turner@seminis.com

Seminis Reports Third Quarter and Nine Month Results

OXNARD, Calif. – August 11, 2003 – Seminis, Inc., the world’s largest developer, producer and marketer of vegetable and fruit seeds, today reported final results for the three-month and nine-month periods ended June 27, 2003. The company released preliminary third quarter results late last month due to filing requirements of its majority shareholder, Savia S.A. de C.V.

RESULTS FOR THE THREE-MONTH PERIOD ENDED JUNE 27, 2003

Net sales for the three months ended June 27, 2003 were $113.1 million compared to $106.6 million for the same period last year. This represents an increase of 6.1% from the same period last year. The increase was primarily due to increased sales in the Asia sales region as well as in the Europe, Middle East and Africa sales region. The increase in the EMEA region was mainly attributable to favorable exchange rate fluctuations in that region.

Gross profit increased to $71.0 million or 62.8% of sales compared to $65.0 million or 61.0% for the same period last year. This increase was primarily due to the continued optimization of our internal processes.

Operating expenses in the reported period increased by $4.1 million to $63.3 million, compared to $59.2 million for the same period last year, an increase of 6.9%. This increase was primarily due to exchange rate fluctuations as well as increases in legal and administrative fees related to the transaction proposed by Savia S.A. de C.V. and Fox Paine & Company, LLC in December 2002.

Operating income for the period was $8.1 million compared to $6.3 million for the same period last year, an increase of $1.8 million or 29.2%.

Net loss for the period was $3.3 million compared to net income of $4.3 million during the same quarter last year. Net loss available to common shareholders was $8.0 million or $0.12 per share compared to a net loss available to common shareholders of $0.4 million or $0.01 per share during the same period last year.

The total outstanding syndicated bank debt as of June 27, 2003 was $216.6 million compared to $238.7 million as of June 28, 2002, a reduction of $22.1 million or 9.3%.

Seminis Chairman and Chief Executive Officer, Mr. Alfonso Romo, commented: “The successful implementation of our value-added pricing strategy has shown that the market recognizes the benefits that our products offer growers, retailers and consumers. Together with a streamlined organization, we have the financial strength and flexibility to move aggressively into new markets in Asia and South America, while continuing to fully fund our R&D engine, the largest in the vegetable seed industry.”

RESULTS FOR THE NINE-MONTH PERIOD ENDED JUNE 27, 2003

Total sales for the nine months ended June 27, 2003 increased 4.1% to $352.7 million from $339.0 million during the same period last year. Net seed sales reached $340.6 million during the nine-month period, an increase of 5.1% compared to $324.1 million for the same period of last year. The increase was primarily due to favorable currency fluctuations.

Gross profit for the period increased to 63.0%, from 62.1% for the same period last year, partly due to the previously stated optimization strategies.

Total operating expenses for the period increased by 4.1% to $184.9 million, from $177.5 million for the same period last year. The increase was primarily due to the previously mentioned increase in operating expenses during the three-month period ended June 27, 2003 as well as severance expenses incurred mainly during the second quarter of the fiscal year.

Operating income for the period was $38.9 million, inline with the $38.8 million reported for the same period last year.

Net loss available to common shareholders for the period was $4.9 million or $0.08 per share compared with a net loss available to common shareholders of $3.3 million, or $0.05 per share for the same period last year.

Total outstanding syndicated bank debt was reduced by $13.1 million during the nine months ended June 28, 2003.

FOX PAINE TRANSACTION

Seminis also announced that proxy statements have been mailed to all shareholders of record regarding the proposed transaction with Fox Paine, and that a shareholders’ meeting will be held in early September to complete the voting process. With shareholders’ approval, the company expects to complete the transaction by the end of September, the close of its fiscal year.

“This is an historic crossroad for Seminis. Having acquired the world’s leading vegetable seed brands and fully integrating them into a single Seminis organization, we are ready to take on new partners that will allow us to continue growing and expanding the reach and capabilities of the company,” said Mr. Romo.

ABOUT SEMINIS

Seminis, Inc. is the largest developer, producer and marketer of vegetable and fruit seeds in the world. The company uses seeds as the delivery vehicle for innovative agricultural technology. Its products are designed to reduce the need for agricultural chemicals, increase crop yield, reduce spoilage, offer longer shelf life, create better tasting foods and foods with better nutritional content. Seminis has established a worldwide presence and global distribution network that spans 150 countries and territories.

Safe Harbor Statement: All statements in this press release other than statements of historical facts are “forward-looking” statements, including without limitation statements regarding the company’s financial position, business strategy, plans, and objectives of management and industry conditions. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The following factors, among others, may affect the company’s actual results and could cause such results to differ materially from those expressed in any forward-looking statements made by or on behalf of the company: competitive factors, agribusiness risks, governmental and economic risks associated with foreign operations, commercial success of new products, proprietary protection of and advances in technology, possible need for additional financing. Further information on the factors that could affect the company’s financial results is contained in the company’s latest 10-K filed with the Securities and Exchange Commission.

SEMINIS, INC.
Consolidated Balance Sheets
(In thousands)

	As of	As of
	June 27,	September 30,
	2003	2002

ASSETS:
Current assets
Cash and cash equivalents	$28,130	$36,805
Accounts receivable, net	175,269	140,315
Inventories	266,150	272,527
Prepaid expenses and other current assets	4,329	2,427

Total current assets	473,878	452,074
Property, plant and equipment, net	163,564	168,729
Goodwill, net	102,706	98,931
Intangible assets, net	54,514	61,872
Other assets	20,035	18,391

	$814,697	$799,997

LIABILITIES, MANDATORILY REDEEMABLE STOCK AND STOCKHOLDERS’ EQUITY:
Current liabilities
Short-term borrowings	$39,774	$28,532
Current maturities of long-term debt	219,454	21,709
Accounts payable	22,784	38,179
Accrued liabilities	97,218	98,624

Total current liabilities	379,230	187,044
Long-term debt	14,965	228,293
Deferred income taxes	18,740	15,753
Minority interest in subsidiaries	1,677	1,902

Total liabilities	414,612	432,992

Commitments and contingencies
Total mandatorily redeemable stock	31,000	29,500

Total stockholders’ equity	369,085	337,505

	$814,697	$799,997

SEMINIS, INC.
Consolidated Statements of Operations
(IN thousands, except per share data)

	For the three months ended		For the nine months ended

	June 27,	June 28,	June 27,	June 28,
	2003	2002	2003	2002

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$113,088	$106,564	$352,705	$338,952
Cost of goods sold	42,113	41,581	130,354	128,325

Gross profit	70,975	64,983	222,351	210,627

Research and development expenses	12,564	10,973	34,942	32,483
Selling, general and administrative expenses	46,685	43,973	138,022	132,501
Amortization of intangible assets	4,014	4,235	11,907	12,537

Total operating expenses	63,263	59,181	184,871	177,521

Gain on sale of assets	366	448	1,457	5,723

Income from operations	8,078	6,250	38,937	38,829
Other expense
Interest expense, net	(8,800)	(7,082)	(23,735)	(21,184)
Other, net	(779)	3,558	(303)	(1,094)

Total non-operating expense	(9,579)	(3,524)	(24,038)	(22,278)

Income (loss) before income taxes	(1,501)	2,726	14,899	16,551
Income tax benefit (expense)	(1,843)	1,538	(5,983)	(5,944)

Net income (loss)	(3,344)	4,264	8,916	10,607
Preferred stock dividends	(4,660)	(3,496)	(13,844)	(10,423)
Additional capital contribution dividends	—	(1,164)	—	(3,467)

Net loss available for common stockholders	$(8,004)	$(396)	$(4,928)	$(3,283)

Net loss available for common stockholders per common share:

Basic/diluted	$(0.12)	$(0.01)	$(0.08)	$(0.05)

Seminis Inc.
Net Seed Sales
Currency Stated at Actual Exchange Rates
(In US Million $)

	Third Quarter Ended			Nine Months Ended

	FY 2003	FY 2002	% Change	FY 2003	FY 2002	% Change

North America	$34.2	$36.3	-5.7%	$119.1	$122.0	-2.3%
Europe & Middle East	53.5	45.0	18.7%	160.0	135.2	18.4%
Far East	13.8	11.7	18.1%	40.6	43.2	-6.1%
South America	8.3	9.2	-9.8%	20.9	23.7	12.1%

Total Seed Sales	$109.8	$102.2	7.4%	$340.6	$324.1	5.1%